Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of DPW Holdings, Inc. on Forms S-8 (File No. 333-233681 and File No. 333-222486) and Forms S-3 (File No. 333-233205, File No. 333-222124 and File No. 333-222132) of our report dated May 29, 2020, which includes an explanatory paragraph as to the company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of ENERTEC SYSTEMS 2001 LTD as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and for the period from May 22, 2018 to December 31, 2018 which is not included in this Annual Report on Form 10-K of DPW Holdings, Inc. for the year ended December 31, 2019.

/s/ Ziv Haft.
Ziv Haft.
Certified Public Accountants (Isr.)
BDO Member Firm

Tel-Aviv, Israel

May 29, 2020